Exhibit 14.1

CODE OF ETHICS

Onex Falcon Direct Lending BDC Fund (the “Fund”)

(EMPLOYEES OF ONEX FALCON INVESTMENT ADVISORS, LLC AND INDEPENDENT FUND TRUSTEES)

I.	General Provisions

A.	Individuals Covered

It is the policy of the Fund that all Access Persons, including Independent Fund Trustees, shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act. All employees of the Adviser are subject to the provisions of other codes of ethics that have been adopted by the Fund’s Adviser and approved by the Fund’s Board in accordance with the requirements of Rule 17j-1 under the Investment Company Act. For the avoidance of doubt, employees of the Adviser remain subject to all Adviser compliance manuals, codes of ethics and policies and procedures. Independent Fund Trustees are further subject to the provisions attached to this Code of Ethics as Attachment 1, which Attachment 1 constitutes a part of this Code of Ethics.

B.	Securities Transactions Restrictions

1.	Pre-clearance Requirements for Employees and Access Persons (other than Independent Fund Trustees)

All purchases and sales of Securities (including sales in repurchase offers) issued by the Fund by employees of the Adviser, including Access Persons (other than Independent Fund Trustees), must be cleared through the Adviser’s private investment request system by submitting a request through the “Private Investment Request” tab of the Adviser’s intranet and providing the amount of Securities of the Fund to be purchased or sold. Pre-clearance may be denied following the consideration of a number of factors including, for example, whether the trade creates the appearance of trading with the possession of material non-public information. Pre-clearance will be evidenced by an email from the CCO or her designee. Following receipt of the pre-clearance email, such employees or Access Persons are to make the investment via the Adviser by completing the appropriate subscription documents. Purchases and sales of Securities issued by the Fund may be subject to holding periods and blackout periods where no trading will be permitted. No shorting, options or hedging or derivatives on Securities issued by the Fund will be approved for any reason.

All trading of Securities issued by the Fund purchased or sold by an employee of the Adviser, including Access Persons (other than Independent Fund Trustees) must be transacted through the Adviser.

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2.	Pre-clearance Requirements for Independent Fund Trustees

All purchases and sales of Securities (including sales in repurchase offers) issued by the Fund by Independent Fund Trustees must be cleared through the Adviser’s private investment request system by submitting a request to the CCO or her designee and providing the amount of Securities of the Fund to be purchased or sold. Pre-clearance may be denied following the consideration of a number of factors including, for example, whether the trade creates the appearance of trading with the possession of material non-public information.

Independent Fund Trustees shall not purchase Securities issued by the Adviser, any principal underwriter of the Fund,1 or any of their control persons, including, in the case of the Adviser, Onex Corporation.

3.	Reports of Purchases and Holding and Trading Periods

Reports of the purchases and sales of Securities issued by the Fund will be used to file any required reports of beneficial ownership in accordance with Section 16 of the Exchange Act of 1934, as amended.

Purchases of Securities issued by the Fund by Access Persons will be subject to holding periods of (i) six (6) months from the date of purchase or (ii) such shorter or longer periods as the CCO may deem appropriate.

After consideration of the circumstances surrounding a trade request, the CCO or her designee may determine to grant pre-clearance for purchases and sales of Securities (including sales in repurchase offers) issued by the Fund by any Access Person any time.

II.	Compliance with the Code

A.	Investigating Violations of the Code

The CCO is responsible for investigating any suspected violation of the Code by an Access Person and shall report the results of each investigation to the Fund Board, provided that the Fund Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the CCO regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Access Person. Any violation of the Code by an Access Person of the Fund will be reported to the Fund’s Board by the CCO not later than the next quarterly meeting after the violation occurs. Employees of the Adviser are expected to read and comply with the Code as part of their employment.

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Foreside Fund Services, LLC has been or will be engaged as placement agents for the Fund and may be considered principal underwriters of the Fund. Any purchases or sales of Securities issued by such placement agents or future placement engagements or any of their control persons should be cleared through the Adviser’s personal trading request system in accordance with this Code of Ethics.

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B.	Remedies

1.

Sanctions: If the Fund Board determines that an Access Person has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, termination of employment, suspension, civil referral to the Securities and Exchange Commission or criminal referral. The Fund Board may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Fund Board. The Access Person shall not participate in the Fund Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.

Sole Authority: The Fund Board has sole authority to determine the remedy for any violation of the Code by an Access Person, including appropriate disposition of any monies forfeited pursuant to this provision, but may request a recommendation on such matters from the CCO or General Counsel of the Fund and is entitled to reasonably rely on such recommendation.

C.	Amendments

Any material amendment of the Code (including of Attachment 1) shall be submitted to the Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective only when the Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

III.	Definitions

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means any individual that should be treated as an “access person” to the Fund, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, trustees (including Independent Fund Trustees), officers or general partners of the Fund, the Adviser or any company controlling, controlled by or under common control with the Fund or the Adviser, who in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Adviser” means Onex Falcon Investment Advisors, LLC.

“CCO” means the Chief Compliance Officer of the Fund.

“Code” means this Code of Ethics, as amended.

“Fund Board” means the Board of Trustees of the Fund.

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“Independent Fund Trustee” means a trustee of the Fund who is not an “interested person” of the Fund, the Fund Adviser or the principal underwriter of the Fund as defined in Section 2(a)(19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

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Attachment 1

I.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, by an Independent Fund Trustee of a Security Held or to be Acquired by the Fund, Independent Fund Trustees are prohibited from:

1.	employing any device, scheme or artifice to defraud the Fund;

2.

making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	engaging in any manipulative practice with respect to the Fund.

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

Within ten (10) days of being designated an Independent Fund Trustee, and thereafter on an annual basis, each Independent Fund Trustee must execute the Acknowledgement of Receipt of the Fund’s Code of Ethics attached hereto as Appendix A, including the acknowledgement that he or she has read the Code of Ethics and understands that it applies to him or her.

Pursuant to Rule 17j-1(d)(2)(ii) under the Investment Company Act, Independent Fund Trustees are not required to provide an initial holdings report or a quarterly transaction report required by Rule 17j-1 under the Investment Company Act.

B.	Transactions in Reportable Securities

1.

Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Trustee must report to the CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or Equivalent Security) in which such Independent Fund Trustee had a Beneficial Interest if the Independent Fund Trustee knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Trustee of the Fund should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the Fund purchased or sold such Reportable Security, or (ii) the Fund or Fund Adviser considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

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2.

Disclaimers. Any report of a Securities Transaction pursuant to this Section II.B for the benefit of a person other than the Independent Fund Trustee may contain a statement that the report should not be construed as an admission by the Independent Fund Trustee that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

3.

Confidentiality. All information supplied by an Independent Fund Trustee pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Fund Board and the CCO. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation or this Code.

III.	Definitions

When used in this Attachment 1, the following terms have the meanings set forth below:

A.	Terms Defining the Scope of a Beneficial Interest

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Trustee is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Independent Fund Trustee;

2.	any Security owned jointly by the Independent Fund Trustee with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if:

(a)	the Security is held in an account over which the Independent Fund Trustee has decision making authority (for example, the Independent Fund Trustee acts as trustee, executor, or guardian); or

(b)	the Security is held in an account for which the Independent Fund Trustee acts as a broker or investment adviser representative.

An Independent Fund Trustee is presumed to have a Beneficial Interest in the following:

1.

any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Trustee. This presumption may be rebutted if the Independent Fund Trustee provides the CCO with satisfactory assurances that the Independent Fund Trustee does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. The presumption will not be deemed rebutted unless and until the CCO approves the petition in writing.

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Any uncertainty as to whether an Independent Fund Trustee has a Beneficial Interest in a Security should be brought to the attention of the CCO for resolution. An Independent Fund Trustee may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Immediate Family” of an Independent Fund Trustee means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

B.	Terms Defining the Scope of a Reportable Securities Transaction

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds (other than exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Trustee acquires or has a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

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“Security Held or to be Acquired by the Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Fund Adviser for purchase by the Fund, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

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Appendix A

Acknowledgement of Receipt of the Fund Code of Ethics

I acknowledge that I have received the ________ Code of Ethics, dated ________ (the “Code”), and represent that:

1.

I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions affected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all Securities Transactions required to be reported under Section II of Attachment 1 of the Code in which I have or acquire a Beneficial Interest.

3.	I will comply with applicable provisions of the Code in all respects.

Trustee’s Signature

Name (Print)

Date

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT TO RULES

PROMULGATED UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) of Onex Falcon Direct Lending BDC Fund (the “Fund”), applies to the Fund’s principal executive officer and principal financial officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act, and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and its investment adviser or third party service providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for its investment adviser or a third party service providers, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the investment advisers, third party service providers and the Fund. The participation of the Covered

Officers in such activities is inherent in the contractual relationship between the Fund and the investment advisers or third party service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies or BDCs covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.

III.	Disclosure and Compliance

•	Each Covered Officer of the Fund should become familiar with the disclosure requirements generally applicable to the Fund;

•

each Covered Officer of the Fund should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer of the Fund should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Fund and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund file with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer of the Fund must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands the Code;

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer of the Fund promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Fund is authorized to consult, as appropriate, with counsel to the Fund and counsel to the Trustees of the Fund who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Fund (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees.

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Independent Trustees;

•

if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or Board; or a recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to BDCs thereunder. Insofar as other policies or procedures of the Fund, the investment advisers, principal underwriters (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Fund, the investment advisers and principal underwriters are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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For this purpose, the term “waiver” includes the approval by the Fund of a material departure from a provision of the Code or the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

VI.	Amendments

Any amendments to this Code, other than amendments to Attachments A or B, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

VII.	Confidentiality

All reports and records relating to the Fund prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment advisers or the Board, counsel to the Fund and counsel to the Independent Trustees (if any).

VIII.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

TRADING RESTRICTIONS CHART

Fund: Onex Falcon Direct Lending BDC Fund (“we,” “us,” “our,” and the “Fund”)

As of [   ], 2021

Position/Transaction	Restrictions	Exceptions/Notes
Secured Debt	No additional restrictions.

An originated loan is a loan where the Fund lends directly to the borrower and hold the loan generally on the Fund’s own or only with other Onex affiliates. This is distinct from a syndicated loan, which is generally originated by a bank and then syndicated, or sold, in several pieces to other investors. Originated loans are generally held until maturity or until they are refinanced by the borrower. Syndicated loans often have liquid markets and can be traded by investors.

While most of the Fund’s investments will be in private U.S. companies (subject to compliance with BDC regulatory requirement to invest at least 70% of its assets in private U.S. companies), the Fund also expects to invest from time to time in Canadian, European and other non-U.S. companies. The Fund expects to invest primarily in senior secured loans including first-lien loans and unitranche loans, and, to a lesser extent, second-lien loans, last-out tranches of unitranche loans and other credit investments. When the Fund invests in such loans, the Fund may acquire equity securities, such as warrants, options and convertible instruments, as well. Subject to the limitations of the 1940 Act, the Fund may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other Onex funds. From time to time, the Fund may co-invest with other Onex funds, upon receipt of co-investment relief from the Securities and Exchange Commission.

The loans in which the Fund invests will generally pay floating interest rates based on a variable base rate. The senior secured loans, unitranche loans and senior secured bonds in which the Fund will invest generally have stated terms of five to eight years, and the mezzanine, unsecured or subordinated debt investments that the Fund may make will generally have stated terms of up to ten years, but the expected average life of such securities is generally between three and five years. However, there is no limit on the maturity or duration of any security the Fund may hold in its portfolio. Loans and securities purchased in the secondary market will generally have shorter remaining terms to maturity than newly issued investments. The Fund expects that most of its debt investments will be unrated. The Fund’s debt investments may also be rated by a nationally recognized statistical rating organization, and, in such case, generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc. or lower than “BBB-” by Standard & Poor’s Ratings Services). The Fund expects that its unrated debt investments will generally have credit quality consistent with below investment

Position/Transaction	Restrictions	Exceptions/Notes

grade securities. In addition, the Fund may invest in collateralized loan obligations (“CLOs”) and will generally have the right to receive payments only from the CLOs, and will generally not have direct rights against the underlying borrowers or entities that sponsored the CLOs.

Refinance or Repayment Securities

Subject to the limitations of the 1940 Act, the Fund may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other Onex funds.

“Qualifying” Assets	As a BDC, at least 70% of the Fund’s assets must be the type of “qualifying” assets listed in Section 55(a) of the 1940 Act, as described herein, which are generally privately-offered securities issued by U.S. private or thinly-traded companies.

The principal categories of Qualifying Assets relevant to the Fund’s business are any of the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an Eligible Portfolio Company (as defined below), or from any person who is, or has been during the preceding 13 months, an affiliated person of an Eligible Portfolio Company, or from any other person, subject to such rules as may be prescribed by the SEC. An “Eligible Portfolio Company” is defined in the 1940 Act as any issuer which:

(a) is organized under the laws of, and has its principal place of business in, the United States;

(b) is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

(i) does not have any class of securities that is traded on a national securities exchange;

(ii) has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

(iii) is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the Eligible Portfolio Company; or

(iv) is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any Eligible Portfolio Company controlled by the Fund.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to

Position/Transaction	Restrictions	Exceptions/Notes

reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an Eligible Portfolio Company purchased from any person in a private transaction if there is no ready market for such securities and the Fund already owns 60% of the outstanding equity of the Eligible Portfolio Company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

“Non-Qualifying” Assets	The Fund may also invest up to 30% of its portfolio opportunistically in “non-qualifying” portfolio investments, such as investments in non-U.S. companies.
Temporary Investments

Pending investment in other types of Qualifying Assets, as described above, the Fund’s investments can consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which are referred to herein, collectively, as temporary investments, so that 70% of the Fund’s assets would be Qualifying Assets.

Warrants

Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares that it may have outstanding at any time. In particular, the amount of shares that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase shares cannot exceed 25% of the BDC’s total outstanding shares.

Leverage and Senior Securities; Coverage Ratio	The Fund is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to the Fund’s Common Shares if the Fund’s asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On [ ], the Fund’s sole shareholder

The Fund will also be permitted to borrow amounts up to 5% of the value of its total assets for temporary or emergency purposes, which borrowings would not be considered senior securities.

To seek to enhance the Fund’s returns, the Fund intends to employ leverage as market conditions permit and at the discretion of the Adviser, but in no event will leverage

Position/Transaction	Restrictions	Exceptions/Notes

approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Fund will be required to make provisions to prohibit any dividend distribution to its shareholders or the repurchase of such securities or shares unless the Fund meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase.

employed exceed the limitations set forth in the 1940 Act, which currently allows the Fund to borrow up to a 2:1 debt to equity ratio. The Fund intends to use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. The Fund may also use leverage in the form of the issuance of preferred shares, but does not currently intend to do so. In determining whether to borrow money, the Fund will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to the investment outlook. Any such leverage, if incurred, would be expected to increase the total capital available for investment by the Fund.

The Fund intends to establish one or more credit facilities and/or subscription facilities or enter into other financing arrangements to facilitate investments and the timely payment of Fund expenses. It is anticipated that any such credit facilities will bear interest at floating rates at to be determined spreads over LIBOR. The Fund cannot assure shareholders that the Fund will be able to enter into a credit facility. Shareholders will indirectly bear the costs associated with any borrowings under a credit facility or otherwise. In connection with a credit facility or other borrowings, lenders may require the Fund to pledge assets and may ask to comply with positive or negative covenants that could have an effect on the Fund’s operations. In addition, from time to time, the Fund’s losses on leveraged investments may result in the liquidation of other investments held by the Fund.

Total Return Swaps	No additional restrictions.

The Fund may enter into a TRS agreement. A TRS is a contract in which one party agrees to make periodic payments to another party based on the change in the market value of the assets underlying the TRS, which may include a specified security, basket of securities or securities indices during a specified period, in return for periodic payments based on a fixed or variable interest rate. A TRS effectively adds leverage to a portfolio by providing investment exposure to a security or market without owning or taking physical custody of such security or investing directly in such market. Because of the unique structure of a TRS, a TRS often offers lower financing costs than are offered through more traditional borrowing arrangements. The Fund would typically have to post collateral to cover this potential obligation. To the extent the Fund segregates liquid assets with a value equal (on a daily mark-to-market basis) to its obligations under TRS transactions, enters into offsetting transactions or otherwise covers such TRS transactions in accordance with applicable SEC guidance, the leverage incurred through TRS will not be considered a borrowing for purposes of the Fund’s overall leverage limitation.

Collateralized Loan Obligations (CLOs)	No additional restriction.	To finance investments, the Fund may securitize certain of its secured loans or other investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these investments.

Position/Transaction	Restrictions	Exceptions/Notes

This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. It is possible that an interest in any such CLO held by us may be considered a “non-qualifying” portfolio investment for purposes of the 1940 Act.

If the Fund creates a CLO, the Fund will depend in part on distributions from the CLO’s assets out of its earnings and cash flows to enable it to make distributions to shareholders. The ability of a CLO to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt, which could impact the Fund’s ability to receive distributions from the CLO. If the Fund does not receive cash flow from any such CLO that is necessary to satisfy the annual distribution requirement for maintaining RIC status, and the Fund is unable to obtain cash from other sources necessary to satisfy this requirement, the Fund may not maintain its qualification as a RIC, which would have a material adverse effect on an investment in the shares.

In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to shareholders. To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by the Fund as owner of equity interests in the CLO.

The manager for a CLO that the Fund creates may be the Fund, the Adviser or an affiliate, and such manager may be entitled to receive compensation for structuring and/or management services. To the extent the Adviser or an affiliate other than the Fund serves as manager and the Fund is obligated to compensate the Adviser or the affiliate for such services, we, the Adviser or the affiliate will implement offsetting arrangements to assure that we, and indirectly, Fund shareholders, pay no additional management fees to the Adviser or the affiliate in connection therewith. To the extent the Fund serves as manager, the Fund will waive any right to receive fees for such services from the Fund (and indirectly its shareholders) or any affiliate.

When investing in CLOs, the Fund may invest in any level of a CLO’s subordination chain, including subordinated (lower-rated) tranches and residual interests (the lowest tranche).

Position/Transaction	Restrictions	Exceptions/Notes
RIC Diversification

To qualify for the favorable tax treatment accorded to RICs under Subchapter M of the Code, the Fund must, among other things: (1) have an election in effect to be treated as a BDC under the 1940 Act at all times during each taxable year; (2) have filed with its return for the taxable year an election to be a RIC or have made such election for a previous taxable year; (3) derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies; and (b) net income derived from an interest in certain publicly-traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each, a “Qualified Publicly-Traded Partnership”); and (4) diversify its holdings so that, at the end of each quarter of each taxable year of the Fund (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. government securities and securities of other RICs, and other securities for purposes of this calculation limited, in respect of any one issuer to an amount not greater in value than 5% of the value of the Fund’s total assets, and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities or securities of other RICs) of (I) any one issuer, (II) any two or more issuers which the Fund controls and which are determined to be engaged in the same or similar trades or businesses or related trades or businesses or (III) any one or more Qualified Publicly-Traded Partnerships (described in 3(b) above).

Position/Transaction	Restrictions	Exceptions/Notes
Equity Securities	Generally in connection with debt investments.

The Fund may make select equity investments. In addition, in connection with the Fund’s debt investments, the Fund on occasion may receive equity interests such as warrants or options as additional consideration. The equity interests the Fund receives may not appreciate in value and, in fact, may decline in value. Accordingly, the Fund may not be able to realize gains from the its equity interests, and any gains that the Fund realizes on the disposition of any equity interests may not be sufficient to offset any other losses the Fund experiences.

Hedging and Derivative Transactions

The Fund may, but is not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but the Fund does not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to the Fund’s business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts.

Below Investment Grade Instruments	No additional restrictions. The Fund expects that most of its debt investments will be unrated.

The Fund’s debt investments may also be rated by a nationally recognized statistical rating organization, and, in such case, generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc. or lower than “BBB-” by Standard & Poor’s Ratings Services). The Fund expects that its unrated debt investments will generally have credit quality consistent with below investment grade securities.

Non-U.S. Securities/Emerging Markets

The Fund may invest in non-U.S. securities, which may include securities denominated in U.S. dollars or in non-U.S. currencies, to the extent permitted by the 1940 Act.

Most of the Fund’s investments will be in private U.S. companies, but (subject to compliance with BDCs’ requirement to invest at least 70% of its assets in private U.S. companies), the Fund also expects to invest to some extent in European and other non-U.S. companies, but the Fund does not expect to invest in emerging markets.

Non-U.S. securities are not Qualifying Assets for the BDC test.
Original Issue Discount and Payment-in-Kind Instruments	No additional restrictions.

Position/Transaction	Restrictions	Exceptions/Notes
Repurchase Agreements	Subject to its investment objective and policies, the Fund may invest in repurchase agreements as a buyer for investment purposes.
Credit Default Swaps	No additional restrictions.

The Fund may from time to time enter into credit default swaps or other derivative transactions that seek to modify or replace the investment performance of a particular reference security or other asset. These transactions are typically individually negotiated, non-standardized agreements between two parties to exchange payments, with payments generally calculated by reference to a notional amount or quantity. Swap contracts and similar derivative contracts are not traded on exchanges; rather, banks and dealers act as principals in these markets. A credit default swap is a contract in which one party buys or sells protection against a credit event with respect to an issuer, such as an issuer’s failure to make timely payments of interest or principal on its debt obligations, bankruptcy or restructuring during a specified period. Generally, if the Fund sells credit protection using a credit default swap, it will receive fixed payments from the swap counterparty and if a credit event occurs with respect to the applicable issuer, the Fund will pay the swap counterparty par for the issuer’s defaulted debt securities and the swap counterparty will deliver the defaulted debt securities to the Fund. Generally, if the Fund buys credit protection using a credit default swap, the Fund will make fixed payments to the counterparty and if a credit event occurs with respect to the applicable issuer, the Fund will deliver the issuer’s defaulted securities underlying the swap to the swap counterparty and the counterparty will pay the Fund par for the defaulted securities. Alternatively, a credit default swap may be cash settled and the buyer of protection would receive the difference between the par value and the market value of the issuer’s defaulted debt securities from the seller of protection.